CONSENT OF INDEPENDENT AUDITORS




To the Board of Directors and Shareholders of Culp, Inc.:

We consent to incorporation by reference in the registration statement numbers 333-59512, 333-59514, 333-27519, 33-13310, 33-37027, 33-80206, and 33-62843 on
Form S-8 of Culp, Inc. of our report dated May 31, 2001, relating to the consolidated balance sheets of Culp, Inc. and subsidiary as of April 29, 2001 and April 30, 2000, and the related consolidated statements of income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended April 29, 2001, which report appears in the April 29, 2001 annual report on Form 10-K of Culp, Inc.

KPMG LLP
Greensboro, North Carolina
July 26, 2001